Exhibit 10.37

OMITTED INFORMATION IS THE SUBJECT OF A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PRESCIENT NEUROPHARMA INC. AND AOI PHARMACEUTICALS, INC.

SUBLICENSE AGREEMENT

Entered into as of December 24, 2001

PRESCIENT NEUROPHARMA INC. AND AOI PHARMACEUTICALS, INC.

SUBLICENSE AGREEMENT

Sublicense Agreement

This Sublicense Agreement (this "Agreement") is entered as of December 24, 2001 (the "Effective Date") by and between PRESCIENT NEUROPHARMA INC. ("LICENSOR" or "Party"), a Canadian corporation, with its principal place of business at 96 Skyway Ave., Toronto, ON, Canada M9W 4Y9, and AOI PHARMACEUTICALS, INC. ("LICENSEE" or "Party"), a wholly-owned subsidiary of ACCESS ONCOLOGY, INC. and a Delaware corporation, with a place of business at 750 Lexington Avenue, 26th Floor, New York, NY 10022  (LICENSEE and LICENSOR together sometimes being referred to as "Parties").

WHEREAS, LICENSOR is engaged in research and development related to the drug known as AVLB, including all of its forms (as more fully defined below, the "Licensed Product");

WHEREAS, pursuant to the UBC Agreement (as defined below), LICENSOR is the exclusive licensee of the Patent Rights (as defined below) relating to the Licensed Product;

WHEREAS, LICENSEE now desires to obtain an exclusive sub-license under the Patent Rights (as defined below) to develop and have developed, market and have marketed, sell and have sold, distribute and have distributed, and manufacture and have manufactured, the Licensed Product, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, it is agreed as follows:

ARTICLE I - DEFINITIONS.

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

"AFFILIATE" shall mean any company or entity, the voting control of which is at least fifty percent (50%), directly or indirectly, owned or controlled by LICENSEE, or any company, entity or person, which owns or controls at least fifty percent (50%), directly or indirectly, of the voting control of LICENSEE, in each case which have agreements with LICENSEE relating to the Patent Rights or Licensed Product.

"Clinical Study Completion Date" shall mean the execution date of a final clinical trial report.

"Consent to Sublicense Agreement" shall mean that consent attached hereto as Exhibit II, to be executed by the University in accordance with Section 4.1 of this Agreement.

"Far East" shall mean The People’s Republic of China, Taiwan, Japan, India, and Hong Kong.

"FDA" shall mean the United States Food and Drug Administration.

"GAAP" shall mean generally accepted accounting principles in the United States.

"IND" shall mean Investigational New Drug Application with the FDA.

"Insolvency Event" shall mean any event whereby a party: (i) becomes insolvent or bankrupt; (ii) makes an assignment for the benefit of its creditors; (iii) has a trustee or receiver for all or a substantial part of its property appointed; (iv) has any case or proceeding or other action commenced or taken against or by it in bankruptcy or otherwise seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereinafter in effect.

"Latin America" shall mean all South American, Central American (including Mexico) and Caribbean countries.

"Licensed Product" shall mean anhydrovinblastine sulfate (AVLB), with the chemical name 3’,4’- dehydrovinblastine sulphate and molecular formula C46H56N4O8-H2SO4.

"Major Market" shall mean any country in the Territory with a patient population in excess of fifty thousand (50,000) patients per year for the indication approved in that country for treatment by the Licensed Product.

"Market Price" shall mean the average daily closing price of LICENSOR’S common stock for the twenty (20) consecutive trading days prior to the date of the applicable equity payment or, in case no such average is available, the average of the last reported bid and asked prices of the common stock for such twenty (20) day period, in either case on the Canadian Venture Exchange or the principal national securities exchange on which the common stock is then admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the average representative closing bid price of the common stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") (including the NASDAQ National Market, Small Cap and Bulletin Board), or other similar organization if NASDAQ is no longer reporting such information, or, if the common stock is not reported on NASDAQ, the average closing per share bid price for the common stock in the over-the-counter market or "Pink Sheets" as reported by the National Quotation Bureau or similar organization for such twenty (20) day period, or if not so available, the fair market price of the common stock as determined in good faith by the LICENSOR’S Board of Directors, based on recent arms-length equity sales by the LICENSOR and the market conditions at the time.

"MTD" shall have that meaning ascribed to it in Section 4.1 of this Agreement.

"NDA" shall mean a New Drug Application with the FDA.

"Net Sales" shall mean gross amounts invoiced for sales of the Licensed Product in the Territory by LICENSEE, its AFFILIATES or sublicensees, as appropriate, to third parties, less the following items: (i) trade, quantity and cash discounts or rebates actually allowed and taken and any other commercially reasonable adjustments, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods and recall returns; (ii) commercially reasonable credits, rebates, charge-back and prime vendor rebates, fees, sales commissions, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations; (iii) any tax, tariff, customs duties, excise or other duties or other governmental charge (other than an income tax) levied on the manufacturing, sale, transportation or delivery of a Licensed Product and borne by the seller thereof; (iv) payments or rebates paid in connection with sales of a Licensed Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; (v) any commercially reasonable charge for packaging, labeling, freight, insurance or other transportation costs charged to the customer; and (vi) any actual and recorded write-offs for bad debts.  Additionally, if an Insolvency Event occurs to a sublicensee or a customer of LICENSEE or an AFFILIATE and monies are owed to LICENSEE or an AFFILIATE by such sublicensee or customer suffering said Insolvency Event, then such monies shall be deemed uncollectible, and LICENSEE shall not therefore owe royalties on account of the Net Sales price of such debts unless actually collected, and a proportionate deduction for prospective royalties shall be made on account of any royalties already paid on such uncollectible Net Sales.  Net Sales, including any actual write-offs for bad debts, shall be calculated in accordance with GAAP applied on a consistent basis.

"Orphan Drug Designation Period" shall mean that period of time, in each country or regulatory jurisdiction in the Territory, during which the Licensed Product is designated an "orphan drug" (or similar designation outside of the United States) by the applicable authorities of that country or regulatory jurisdiction and pursuant to which the Licensed Product receives exclusive access to the market of such country or regulatory jurisdiction.

"Patent Rights" shall mean:   (a) the patents and patent applications set forth on Appendix I, and any divisions or continuations thereof, and any patents issued thereon or reissues or extensions thereof, including continuations, continuations-in-parts, divisions, additions and substitutions; and (b) any patents resulting from any of the foregoing or in any way related to the Licensed Product and applied for after the date hereof by LICENSOR; and (c) any reissues and re-registrations with respect to the Patent Rights.  All such Patent Rights shall be added as developed to Appendix I.

"Payment Report" shall mean a report provided by LICENSEE to LICENSOR in accordance with Section 5.1 of this Agreement.

"Product Approval" shall mean all authorizations by governmental authorities which are required for the marketing, promotion, pricing and sale of a Licensed Product in a given country or regulatory jurisdiction, including all manufacturing, pricing and reimbursement approvals.

"Product Development Plan" shall mean a development plan for the Licensed Product to be created by LICENSEE in accordance with Section 6.1 of this Agreement.

"Proprietary Information" shall mean all inventions, processes, materials, chemicals, know-how and ideas and all other business, technical and financial information that either Party obtains from the other Party, including without limitation, the Product Development Plan and Payment Reports.

"Territory" shall mean all countries and territories of the world except for Latin America and the Far East.

"UBC Agreement" shall mean that license agreement dated November 25, 1993 by and between the University and LICENSOR and attached hereto as Exhibit III.

"University" shall mean the University of British Columbia, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1Z3.

ARTICLE II  – GRANT

2.1           Exclusive License.

Subject to the terms and conditions of this Agreement and during the term hereof, LICENSOR hereby grants to LICENSEE an exclusive sublicense (even as against the LICENSOR) under the Patent Rights to develop and have developed, market and have marketed, sell and have sold, distribute and have distributed, and manufacture and have manufactured, the Licensed Products in the Territory, said license to include the right to further sub-license.

2.2           Non-Commercial Use Acknowledgement.

Notwithstanding Section 2.1 of this Agreement, the Parties acknowledge and agree that the University may use the Patent Rights without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial use, subject to the provisions set forth in Section 11.03 of the UBC Agreement.

2.3            Expanded Territory.

If LICENSOR has not executed an agreement with one of the pharmaceutical companies listed on Exhibit IV of this Agreement regarding the comprehensive licensing rights of the Licensed Product in Latin America or any country therein, including the development, manufacturing, marketing, distribution, or sales rights associated with the Licensed Product in Latin America and the countries therein, within eighteen (18) months after the Effective Date, then Latin America or any such countries therein shall become part of the Territory and subject to the license set forth in Section 2.1 of this Agreement.  Furthermore, if, pursuant to an agreement regarding the comprehensive licensing rights of the Licensed Product in Mexico, the "average wholesale price" (as commonly used in the United States), or its equivalent in Mexico, for the Licensed Product in Mexico falls below ninety percent (90%) of the "average wholesale price" (as commonly used in the United States) for the Licensed Product in the United States, Mexico shall become part of the Territory and subject to the license set forth in Section 2.1 of this Agreement.

ARTICLE III  – GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1            LICENSEE’S General Representations, Warranties and Covenants.

LICENSEE hereby represents, warrants and covenants to LICENSOR that:

3.1.1            Corporate Organization.

LICENSEE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  LICENSEE has all requisite corporate power and authority to own, lease, hold and operate its properties.

3.1.2            No Conflict or Default.

Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will conflict with or result in the breach of any term, condition or provision of the Certificate of Incorporation or By-Laws of the LICENSEE, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, commitment or instrument to which the LICENSEE is a party or by which it or its assets or properties are bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

3.1.3            Litigation.

There is no suit, claim, action, litigation or proceeding, administrative or judicial, or governmental investigation, pending or to the knowledge of the LICENSEE threatened, against the LICENSEE or involving any of its properties and assets, including without limitation, any claim, proceeding, or litigation for the purpose of challenging, enjoining or preventing the execution and delivery of this Agreement, the performance of the terms and conditions hereof or the consummation of the transaction contemplated hereby.  To the knowledge of the LICENSEE there is no reasonable basis upon which any suit, claim, action, litigation, proceeding or investigation could be brought or initiated.  The LICENSEE is not subject to or in default under any order, writ, injunction, or decree of any court or governmental authority.

3.1.4            Binding Obligation.

This Agreement is and will be the legal, valid and binding obligation of the LICENSEE enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive or other equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.1.5            Authority.

LICENSEE has all requisite power and authority and has taken all corporate action necessary for the execution, delivery and performance by it of this Agreement.  To the best of its knowledge, LICENSEE has all requisite licenses and other regulatory approvals to carry on its business as currently conducted and as proposed to be conducted in respect of the Product Development Plan described in Section 6.1 of this Agreement.

3.2            LICENSOR’S General Representations, Warranties and Covenants.

LICENSOR hereby represents, warrants and covenants to LICENSEE that:

3.2.1            Corporate Organization.

LICENSOR is a corporation duly organized, validly existing, and in good standing under the laws of Canada, whose principal place of business is located in Ontario.  LICENSOR has all requisite corporate power and authority to own, lease, hold and operate its properties.

3.2.2            No Conflict or Default.

Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will conflict with or result in the breach of any term, condition or provision of the Articles of Incorporation or the By-laws of the LICENSOR or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, commitment or instrument to which the LICENSOR is a party or by which it or its assets or properties are bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

3.2.3            Litigation.

There is no suit, claim, action, litigation or proceeding, administrative or judicial, or governmental investigation, pending or to the best knowledge of the LICENSOR threatened, against the LICENSOR or involving any of its properties and assets, including without limitation, any claim, proceeding, or litigation for the purpose of challenging, enjoining or preventing the execution and delivery of this Agreement, the performance of the terms and conditions hereof or the consummation of the transaction contemplated hereby.  To the best of LICENSOR's knowledge and belief there is no reasonable basis upon which any suit, claim, action, litigation, proceeding or investigation could be brought or initiated.  LICENSOR is not subject to or in default under any order, writ, injunction, or decree of any court or governmental authority.

3.2.4            Binding Obligation.

This Agreement is and will be the legal, valid and binding obligation of the LICENSOR enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive or other equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.2.5            Authority.

LICENSOR has all requisite power and authority and has taken all corporate action necessary for the execution, delivery and performance by it of this Agreement.

3.2.6            Title.

The UBC Agreement, attached hereto as Exhibit III, is in full force and effect and is unaltered and unamended.  Pursuant to the UBC Agreement, LICENSOR has all rights and interest in and to the Patent Rights and the Licensed Product, including exclusive right and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever, and there are no licenses, options, restrictions, liens, rights of others, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the LICENSEE under this Agreement or the LICENSOR under the UBC Agreement, including without limitation, those made or claimed by Intrinsic Research and Development Ltd.  To the best of LICENSOR’S knowledge, there is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights and their use as contemplated in this Agreement.

3.2.7       Information, Technology and IND Transfer; Cooperation; Initial Supply.

A.            LICENSOR has supplied LICENSEE with all data files, pre-clinical and clinical results and other information in its possession relating to the Licensed Product, including but not limited to chemistry, manufacturing, patents, and regulatory data.  LICENSOR has not omitted from furnishing LICENSEE with any material information available to it regarding the Licensed Product.  Neither this Agreement nor any document furnished to LICENSEE by or on behalf of LICENSOR relating to the Licensed Product contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.  To the extent that any information provided by LICENSOR with regard to Appendix I or otherwise is incomplete, LICENSOR shall inform LICENSEE of any and all relevant additional information and update Appendix I as necessary to reflect any such additional information, including without limitation an unconfirmed Israeli patent entitled [******* *** *** ********* ** ************************ ************ *** ************] and an unconfirmed Canadian patent entitled [* *** ******* *** *** ********* ** *** ********************** ************ *** *********** *** ******* *********].

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* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

B.            Simultaneous with the execution of this Agreement, LICENSOR shall transfer or assign the Licensed Product IND into LICENSEE’S name.

C.            LICENSOR will continue to provide LICENSEE with access to information and records as may be reasonably necessary for LICENSEE to complete the Product Development Plan, including, without limitation, causing its representatives and medical and scientific advisors to cooperate with and provide assistance to LICENSEE as may reasonably be needed for purposes of creating the Product Development Plan.  Additionally, LICENSOR will use its commercially reasonable best efforts to facilitate a meeting with the FDA as may be requested by LICENSEE.

D.            LICENSOR agrees that it will supply LICENSEE with its requirements of clinical supplies of Licensed Products until LICENSEE has established a commercial manufacturing relationship.  In connection therewith, LICENSOR shall deliver such supplies to LICENSEE within three (3) months of a request.  It is agreed that LICENSEE will order and LICENSOR will supply such clinical trial materials in batches of twenty (20) grams at a cost of [*** ******** **** *******]  Dollars ($[********]) per gram, or [****** ********] Dollars ($[*********) per batch, plus a [*******] Percent ([**]%) mark-up, equaling a total purchase price of [*********** ********* **** *******] Dollars ($[*********]) for a twenty (20) gram batch of clinical supplies.  Such drug substance and drug product shall be manufactured in accordance with the CMC section of the IND (including without limitation, utilizing the manufacturer and formulator designated therein) under GMP-like conditions.  LICENSOR shall cooperate with LICENSEE regarding the labeling of the Licensed Product as appropriate for the applicable protocol(s).

3.2.8            UBC Agreement.

LICENSOR has not breached the terms and conditions of the UBC Agreement.  Aside from [*** ******* *** ***** ********] Canadian Dollars ($[**********] Canadian) due the University for patent costs, there are no debts owed by LICENSOR under the UBC Agreement.  LICENSOR shall pay the University this [*** ******* *** ***** ********] Canadian Dollars ($[**********] Canadian) for patent costs promptly upon execution of this Agreement.

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* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

ARTICLE IV – PAYMENTS AND ROYALTIES

4.1      Initial Payment.

LICENSEE shall make an initial payment of [*** ******** *** ******* *** ***** ********]  United States Dollars (U.S. $[************]) to LICENSOR, payable as follows:

(a)            [**** ******* ********] United States Dollars (U.S. $[**********]) upon execution of this Agreement (concurrent with and conditioned upon:  (i) LICENSOR’S transfer of the Licensed Product IND into LICENSEE’S name pursuant to Section 3.2.7 of this Agreement, and (ii) the University’s execution of the Consent to Sublicense Agreement, attached hereto as Exhibit II);

(b)            [*** ******* *** ***** ********] United States Dollars (U.S. $[**********]) within twenty (20) business days of  completion of a maximum tolerated dose ("MTD") study for the Licensed Product, to be determined by the principal investigator’s report, which shall be sent directly to each Party by such principal investigator; and

(c)            [**** ******* ********] United States Dollars (U.S. $[**********]) within twenty (20) business days of  completion of treatment of an additional twenty (20) patients following the MTD study for the Licensed Product, as determined by the receipt of the principal investigator’s report, which shall be sent directly to each Party by such principal investigator.

LICENSEE shall use its commercially reasonable best efforts to complete the MTD study, and, if the Agreement is still in effect, LICENSEE shall use its commercially reasonable best efforts to complete a follow-up study treating twenty (20) additional patients following the MTD study.

4.2       Equity In Exchange For Initial Payment.

At LICENSEE’S option, the initial payment to be paid pursuant to sub-Section 4.1(c) above can be applied to purchase equity in LICENSOR at a [******] percent ([**]%) premium to the Market Price at the time such payment becomes due and payable.  If LICENSEE executes such option, LICENSEE shall purchase that number of shares of LICENSOR’S common stock determined by dividing [**** ******* ********] United States Dollars (U.S. $[**********]) by the then effective Market Price multiplied by one and one-fifth (1.2).  Subject to regulatory approval, the purchase of such shares shall be pursuant to and in accordance with the Stock Purchase Agreement attached hereto as Exhibit I.  LICENSOR shall use its best efforts to promptly obtain such regulatory approval.

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* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

4.3            Milestone Payments.

A.       LICENSEE shall make the following milestone payments to LICENSOR:

(a)            [*** ******** **** ******* ********] United States Dollars (U.S. $[************]) to be made upon the earlier of either:  (i) the commencement date of the first, randomized, controlled, Phase III clinical trial for the Licensed Product, or (ii) eighteen (18) months after the Clinical Study Completion Date of the last Phase II clinical trial for the Licensed Product;

(b)            [**** *******]  United States Dollars (U.S. $[************]) to be made on or prior to the date which is ninety (90) days after the Clinical Study Completion Date of the first, randomized, controlled, Phase III clinical trial for the Licensed Product; and

(c)            [*** *******] United States Dollars (U.S. $[*************] to be made within ninety (90) days of the earlier of:  (i) the date of the first commercial sale of the Licensed Product in a Major Market, and (ii) the date of FDA marketing approval for the Licensed Product.

B.            At LICENSEE’S option and subject to regulatory approval, [*****] Percent ([**]%) of the last milestone payment shall be applied to purchase common stock of LICENSOR at a [*****] Percent ([**]%) premium to the Market Price and otherwise pursuant to and in accordance with the Stock Purchase Agreement attached hereto as Exhibit I.  LICENSOR shall use its best efforts to promptly obtain such regulatory approval.  If LICENSEE executes such option, LICENSEE shall purchase that number of shares of LICENSOR’S common stock determined by dividing [**** *******] United States Dollars (U.S. $[************]) by the then effective Market Price multiplied by one and one-half (1.5).

4.4       Royalty Payments.

LICENSEE shall pay LICENSOR a royalty of [****] Percent ([*]%) of the Net Sales of the Licensed Product or any product which incorporates an improvement by LICENSEE of the Patent Rights if and when such improvement infringes upon the Patent Rights in the Territory.

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* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

4.5       Valid Patent Claim or Market Exclusivity Protection.

No payment shall be made on Net Sales of the Licensed Product unless:  (i) the manufacture or sale of the Licensed Product is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which it is made or sold, or (ii) the sale of the Licensed Product occurs during an Orphan Drug Designation Period in the country in which it is sold.

4.6            Payment Terms.

A.            Payments under Section 4.4 will be due within sixty (60) days of the end of each calendar quarter with respect to Net Sales recognized or received in such quarter.

B.            All such payments are to be made in United States Dollars and wired to LICENSOR’S bank account in Toronto.  Late payments shall bear interest at the lower of:  (i) the Citibank, N.A., prime rate plus three percent (3%) per annum or (ii) the maximum rate allowed by law.

C.            If necessary, Net Sales conversion from foreign currency to United States Dollars will be determined on the last business day of each calendar quarter based on the exchange rate published in the Wall Street Journal on the last business day of the quarter.

ARTICLE V  - REPORTS AND RECORDS

5.1       Net Sale Payment Reports.

With each payment based on Net Sales, LICENSEE shall provide LICENSOR with a payment report (each, a "Payment Report"), which accurately delineates on a country-by-country basis: (a) the number of Licensed Products sold during the applicable period, (b) the calculation of Net Sales for the calendar quarter and calendar year to date, and (c) the calculation of the amount due to LICENSOR under this Agreement.

5.2            Records and Audit Rights.

LICENSEE shall keep complete and accurate records reflecting all information necessary or useful in verifying the accuracy of each Payment Report for six (6) years after such Payment Reports are issued.  LICENSOR shall have the right to hire an independent certified public accountant to inspect (and copy as necessary) all such records so required to be kept by LICENSEE (which accountants shall agree in writing to keep all information confidential except as needed to disclose any discovered discrepancies); provided, such audit: (i) is conducted during normal business hours, (ii) is conducted no more often than once per year, and (iii) is conducted only after LICENSOR has given thirty (30) days prior written notice.  LICENSOR shall bear the full cost and expense of such audit, unless an underpayment to LICENSOR in excess of the greater of [***** ********]  United States Dollars (U.S. $[*********]) and a [****] percent ([*]%) discrepancy is discovered, in which event LICENSEE shall bear the full cost and expense of such audit.  Regardless of the amount of discrepancy discovered, all discrepancies which are not disputed shall be immediately due and payable.

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* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

5.3       Annual Financial Reports and Representations.

Within ninety (90) days of the end of each calendar year, LICENSEE shall deliver to the LICENSOR its year-end financial statements and updated statements, signed by a senior officer, related to the matters contained in its representations set forth in Section 3.1 of this Agreement.  LICENSEE’S statements shall be solely for informational purposes and no change or update to such representations shall give rise to any breach under this Agreement.  Failure to deliver such financial or updated statements pursuant to this Section 5.3 on a timely basis shall not give rise to breach under this Agreement.

ARTICLE VI - PRODUCT DEVELOPMENT AND COMMERCIALIZATION

6.1            LICENSEE'S Development Obligations; Product Development Plan.

LICENSEE represents, warrants and agrees to undertake the following development obligations:

A.            LICENSEE shall be solely responsible for the cost of developing and commercializing the Licensed Product in the Territory.

B.            LICENSEE shall use its commercially reasonable best efforts to bring the Licensed Product to market in the Territory pursuant to the Product Development Plan.  LICENSEE shall create and maintain the Product Development Plan in accordance with the following procedures:

(i)            As soon as practical after the date hereof, LICENSEE will assemble an advisory panel meeting to include such experts as LICENSEE deems necessary or appropriate to assist in the development of LICENSEE’S clinical and regulatory strategy;

(ii)            LICENSEE shall use its commercially reasonable best efforts to create the Product Development Plan for the clinical development of the Licensed Products no later than one hundred and eighty (180) days after the date hereof and shall promptly deliver a copy of such Product Development Plan to LICENSOR and the University; and

(iii)            From time to time, LICENSEE may revise the Product Development Plan to take into consideration data and other information that becomes available; if LICENSEE makes any material changes to the Product Development Plan, then LICENSEE shall promptly deliver a revised Product Development Plan to LICENSOR and the University.

C.            LICENSEE shall provide written annual reports on its research and product development progress and/or efforts to commercialize under the Product Development Plan for the Licensed Product within ninety (90) days after December 31st of each calendar year.

D.            LICENSOR acknowledges that LICENSEE shall have the right to select and own all Licensed Product trademarks.  LICENSEE shall create, search, prosecute, register and maintain any and all Licensed Product trademarks.  All costs associated with such development of Licensed Product trademarks shall be borne by LICENSEE.

E.            LICENSEE shall use its commercially reasonable best efforts to conform with all applicable government regulations relating to developing and marketing the Licensed Product.  LICENSEE shall promptly inform LICENSOR of any notice from any government regulatory authority regarding any violation of a government regulation relating to developing and marketing the Licensed Product.

F.            It is LICENSEE’S current intention to evaluate the Licensed Product in the treatment of non-small cell lung cancer, and to the extent such intention remains clinically promising and commercially reasonable, LICENSEE shall pursue the use of the Licensed Product in the treatment of non-small cell lung cancer.  Additionally, it is LICENSEE’S current intention to explore the use of the Licensed Product in other indications, which may include, without limitation, cervical, colon and breast cancer, to the extent such other indications are clinically promising and commercially reasonable in the sole judgment of LICENSEE.

ARTICLE VII – PATENT RIGHTS

7.1       Patent Rights.

The University is and shall continue to be the sole owner of any and all intellectual property rights associated with the Patent Rights.

7.2            Prosecution and Maintenance of Patent Rights.

LICENSEE shall assume all of LICENSOR’S prospective rights and obligations as of the Effective Date relating to the Patent Rights as set forth in Article 9 of the UBC Agreement, attached hereto as Exhibit III.

7.3            Notification of Infringement of or by the Patent Rights.

If either Party becomes aware or receives notice that any activity of any third party that involves or may involve infringement or violation of the Patent Rights in the Territory or if either Party becomes aware or receives notice that the Licensed Product is infringing or is being claimed or threatening to infringe the rights of any third party, then such Party shall promptly notify the other Party in writing of such actual or threatened infringement or violation.  In addition, the Parties shall keep each other reasonably informed as to the status and progress of any action or defense pursuant to this Article VII.

7.4            Enforcement of the Patent Rights.

A.            If, pursuant to notice under Section 7.3 or otherwise, LICENSEE becomes aware of any activity on the part of any third party that involves or may involve infringement or violation of the Patent Rights in the Territory, it shall have the right, but not the obligation, to institute, prosecute and control any legal proceeding to prevent or restrain such infringement.  In any such legal proceeding, LICENSOR shall, at LICENSEE’S expense, fully cooperate with LICENSEE, including without limitation, being joined as a party to such action and, to the extent possible, having its employees testify when requested and making available relevant records, papers, information, samples, specimens, and the like.  In addition, LICENSOR shall use its commercially reasonable best efforts to obtain the cooperation of the University.  LICENSEE shall inform LICENSOR as soon as commercially reasonable if it decides not to bring any legal action pursuant to this Section 7.4.

B.            If LICENSEE initiates and prosecutes any action under this Section 7.4, then all legal expenses (including court costs and attorneys' fees) shall be borne by LICENSEE, and LICENSEE shall be entitled to first recover such expenses and lost royalties out of any judgment, settlement or compromise, and then LICENSOR shall be entitled to recover any royalty amounts lost pursuant to reductions under Section 7.6(A) of this Agreement, and the remainder shall be included as Net Sales for which royalties are due under Section 4.4 of this Agreement.  If the judgment or settlement of any action taken by LICENSEE under this Section 7.4 is insufficient to cover LICENSEE’S expenses incurred in such action, then LICENSEE may recover the difference by deducting such difference from Net Sales.

C.            If LICENSEE does not, within three (3) months after notice of actual or alleged patent infringement within the scope of LICENSEE'S license hereunder, commence action directed toward restraining or enjoiningsuch actual or alleged patent infringement, then LICENSOR may, at its option, take such legally permissible action as it deems necessary or appropriate to enforce the Patent Rights and restrain such actual or alleged infringement.  If LICENSOR elects to take action pursuant to this sub-Section 7.4(C), then:

(i)            all legal expenses (including court costs and attorneys' fees) shall be borne by LICENSOR, and LICENSOR shall be entitled to first recover such expenses and any royalty amounts lost pursuant to reductions under Section 7.6(A) of this Agreement out of any judgment, settlement or compromise, and the remainder shall be included as Net Sales for which royalties are due under Section 4.4 of this Agreement; and

(ii)            LICENSEE will fully cooperate therewith at LICENSOR'S expense and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.5            Defense of Third Party Infringement Claims.

A.            If, pursuant to notice under Section 7.3 or otherwise, LICENSEE becomes aware that the Licensed Product is infringing or is being claimed or threatening to infringe the rights of any third party, it shall have the right, but not the obligation, to control any discussions or legal proceedings directed against the Licensed Product.  In any such action, LICENSOR shall, at LICENSEE’S expense, fully cooperate with LICENSEE, including without limitation, being joined as a party to such action and, to the extent possible, having its employees testify when requested and making available relevant records, papers, information, samples, specimens, and the like.  In addition, LICENSOR shall use its commercially reasonable best efforts to obtain the cooperation of the University and any other third party licensor in connection with the defense of any Licensed Product.

B.            If LICENSEE defends any action under this Section 7.5, then all legal expenses (including court costs and attorneys' fees) shall be borne by LICENSEE, and LICENSEE shall be entitled to first recover such expenses out of any judgment, settlement or compromise, and the remainder shall be included as Net Sales for which royalties are due under Section 4.4 of this Agreement.

C.            If LICENSOR is named in any third party action regarding alleged infringement by the Licensed Product and LICENSEE has not taken action pursuant to sub-Section 7.5(A), then LICENSEE shall, at LICENSOR’S expense, fully cooperate with LICENSOR, including without limitation, being joined as a party to such action and, to the extent possible, having its employees testify when requested and making available relevant records, papers, information, samples, specimens, and the like.

D.            If LICENSOR defends any action under sub-Section 7.5(C), then all legal expenses (including court costs and attorneys' fees) shall be borne by LICENSOR, and LICENSOR shall be entitled to first recover such expenses out of any judgment, settlement or compromise, and the remainder shall be included as Net Sales for which royalties are due under Section 4.4 of this Agreement.

7.6            Reduced Royalties.

A.            Under any action taken by LICENSOR or LICENSEE pursuant to sub-Sections 7.4(A) and (C), respectively, to enforce the Patent Rights during any alleged infringement by a third party, the Parties shall reduce prospectively the royalties with respect to Net Sales of the Licensed Product (until such infringement ceases or is sub-licensed from LICENSEE) to reflect the reduced value (if any) of LICENSEE'S license.  The amount, if any, of this reduction shall be agreed upon by the Parties (pursuant to reasonable and good faith negotiation, or if the Parties cannot agree within sixty (60) days, upon determination by binding arbitration in accordance with Article X of this Agreement).

B.            Under any action taken by a third party pursuant to Section 7.5 regarding any alleged or actual infringement by the Licensed Product, the Parties shall reduce prospectively the royalties with respect to Net Sales of the Licensed Product (until such third party action ceases, is settled or is subjected to a final judicial determination) to reflect the reduced value (if any) of LICENSEE'S license.  The amount, if any, of this reduction shall be agreed upon by the Parties (pursuant to reasonable and good faith negotiation, or if the Parties cannot agree within sixty (60) days, upon determination by binding arbitration in accordance with Article X of this Agreement).

C.            Upon a final determination of the rights of the Parties regarding a proceeding brought under Sections 7.4 or 7.5, LICENSEE’S royalty payments to LICENSOR specified in Section 4.4 of this Agreement shall be reduced by an amount equal to LICENSEE’S otherwise unrecovered damages, settlements, costs, losses, and other expenses (including, without limitation, attorneys' fees) incurred in connection with:  (i) third-party claims of infringement; (ii) acquisition of rights to necessary third-party technology; (iii) enforcing and defending the patent rights licensed hereunder as and if authorized under this Agreement; or (iv) material breach of this Agreement by LICENSOR, including without limitation, a breach of Section 3.2.6 of this Agreement.  The amount, if any, of this reduction shall be agreed upon by the Parties (pursuant to reasonable and good faith negotiation, or if the Parties cannot agree within sixty (60) days, upon determination by binding arbitration in accordance with Article X of this Agreement).

ARTICLE VIII – CONFIDENTIALITY

8.1            Confidentiality.

A.            Each Party agrees that all Proprietary Information is confidential.  Except as expressly allowed in this Agreement, the receiving Party of any Proprietary Information will hold in confidence and not use or disclose any Proprietary Information of the disclosing Party and shall similarly bind its employees in writing.  The receiving Party shall not be obligated under this Section 8.1:  (i) beyond five years after termination of this Agreement or (ii) with respect to information the receiving Party can document:

(a)            is or has become readily publicly available through no fault of the receiving Party or its employees or agents; or

(b)            is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information and provided that the receiving Party abides by all restrictions imposed by such third party; or

(c)            was rightfully in the possession of the receiving Party prior to its disclosure by the other Party, provided that the receiving Party abides by all restrictions imposed on its possession of such information; or

(d)            was independently developed by employees or consultants of the receiving Party without access to such Proprietary Information; or

(e)            is required by law to be disclosed, provided that the disclosing Party informs the other Party without delay of any such requirement, in order to allow such other Party to object to such disclosure and seek an appropriate protective order or similar protection prior to disclosure.

B.            Without limiting in any way either Party’s obligations under this Agreement, each Party agrees to use all methods to protect the other Party's rights with respect to the Proprietary Information as it uses to protect its own or any third party's confidential information or intellectual property rights.

C.            Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the University may use the Patent Rights without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial use, subject to the provisions set forth in Section 11.03 of the UBC Agreement.

ARTICLE IX  - TERM AND TERMINATION

9.1       Term.

The term of this Agreement shall extend until the later of either:  (a) the life of the last patent covering the Licensed Product, or (b) the end of the last Orphan Drug Designation Period for the Licensed Product.

9.2            LICENSEE’S Rights of Termination.

A.            LICENSEE may, at its option, terminate this Agreement at any time by providing LICENSOR written notice of such election to terminate.  Upon termination, LICENSEE shall promptly:

(i)            Cease making, having made, using, marketing, distributing and selling Licensed Products;

(ii)            Revoke all sub-licenses causing all sub-licensees to cease making, having made, using and selling Licensed Products; and

(iii)            Tender payment of any accrued amounts owing under Article IV of this Agreement (amounts will only be considered accrued if the date the applicable payment is due to be paid passes before LICENSEE gives notice of termination).   For the sake of clarity, LICENSEE shall not be obligated to make  any portion of the initial payment or any milestone payment unless this Agreement is in effect on the date such payment is due to be paid.

B.            If LICENSEE terminates this Agreement in accordance with this Section 9.2, then:

(i)            LICENSEE shall execute instruments necessary to convey to LICENSOR all rights exercised by LICENSEE in connection with the Licensed Product and shall transfer to LICENSOR all technology, know-how and data files relating to the Licensed Product, including transfer or assignment of the IND for the Licensed Product; and

(ii)            LICENSEE shall not incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by LICENSOR (or for any compensation to LICENSOR) arising from or incident to any termination of this Agreement, regardless of whether either Party is aware of any such damage, loss or expenses.

9.3            LICENSOR’S Rights of Termination.

A.            LICENSOR may terminate this Agreement in its entirety if LICENSEE experiences an Insolvency Event and such Insolvency Event is not cured or dismissed within one hundred and twenty (120) days.

B.            LICENSOR may terminate this Agreement if LICENSEE breaches any material provision of this Agreement and fails to cure such breach within ninety (90) days of written notice describing the breach.  Subject to Article X, such termination pursuant to this sub-Section 9.3(B) shall become effective immediately unless (i) LICENSEE shall have cured any such breach or default prior to the expiration of such ninety (90) day period or (ii) with respect to any breach incapable of being fully cured within such ninety (90) day period, LICENSEE has within such ninety (90) day period made a substantial good-faith effort to cure any such breach and has submitted to LICENSOR a written plan for the complete and timely cure of such breach.

9.4            Insolvency of LICENSOR.

In the event that LICENSOR experiences an Insolvency Event and any trustee acting on behalf of LICENSOR or its debtors rejects this Agreement, LICENSEE shall have the right to elect to retain its rights under this Agreement upon written notification to said trustee of its intentions to do so.  All rights and licenses granted hereunder are, for all purposes of this Agreement, licenses of rights to intellectual property and may not be terminated upon an Insolvency Event without the express agreement of LICENSEE.

9.5       Effect of Termination.

9.5.1            Survival.

The following provisions shall survive the otherwise complete termination of this Agreement: Articles VIII, IX, X, XI, XII and XIII; and Section 6.1(D).  Additionally, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of any termination of this Agreement.  Remedies for breaches will also survive.

9.5.2            Return of Proprietary Information.

Each Party will promptly return all Proprietary Information of the other Party (and all copies and abstracts thereof, except for one, which each Party may keep for record-keeping purposes) that it is not entitled to use under the surviving terms of this Agreement.

ARTICLE X  – ARBITRATION

10.1     Scope, Governance and Enforcement.

Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement (except as to issues relating to the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder), the Parties shall, as soon as practicable, confer in an attempt to resolve such claim, dispute or controversy.  Unless extended by the Parties, if within forty-five (45) days after the receipt of written notice of such claim, dispute or controversy, the Parties are unable to reach an agreement, such matter shall be resolved by final and binding arbitration under the rules of the American Arbitration Association then in effect.  The arbitrators shall be chosen from a list approved by both Parties of individuals experienced with biotechnology products and licensing agreements.  The arbitrators shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement.  Any award rendered in such arbitration may be enforced by either Party in either U.S. or Canadian courts to whose jurisdiction for such purposes each Party hereby irrevocably consents and submits.

10.2            Disputes Regarding or Involving Patent Rights.

A.            Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder shall be resolved in any court having jurisdiction thereof.

B.            In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either Party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction.  Neither Party shall raise any issue concerning the validity, enforceability or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

10.3     Costs.

All costs and expenses related to the arbitration shall be borne proportionate to findings of fault, as reasonably determined by the arbitration panel.

ARTICLE XI  – LIMITED LIABILITY

EXCEPT FOR:  (i) A BREACH OF ARTICLE VIII OR SECTIONS 3.2.6 or 3.2.7; OR (ii) INDEMNIFICATION PURSUANT TO SECTION 12.2; OR (iii) ANY UNWARRANTED TERMINATION OF THIS AGREEMENT BY LICENSOR, NEITHER PARTY WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, UNLESS STATED OTHERWISE HEREIN.

ARTICLE XII  – DISCLAIMERS, INDEMNIFICATION AND INSURANCE

12.1            Disclaimers.

EXCEPT AS EXPLICITLY WARRANTED IN THIS AGREEMENT, THE PARTIES DO NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED PRODUCTS OR THE PERFORMANCE THEREOF, DO NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO LICENSED PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE AND DO NOT MAKE ANY WARRANTY TO LICENSEE'S CUSTOMERS OR AGENTS.  THE PARTIES HAVE NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.  THE FOREGOING LIMITATIONS OF WARRANTIES SHALL NOT IN ANY WAY LIMIT LICENSEE'S RIGHTS UNDER SECTION 12.2 HEREOF.

12.2            Indemnification and Liability.

A.             LICENSEE agrees to indemnify and hold harmless the University and LICENSOR and its officers, directors, shareholders, representatives, agents, employees, successors, and assigns from and against any and all suits, actions, demands, liabilities, damages, claims, costs, expenses and/or losses (including, without limitation, reasonable attorney’s fees and disbursements) brought by a third party or that arise in connection with any claim brought by a third party with respect to the Licensed Product or the costs of product recall("Losses") to the extent such Losses result from:

(i)             LICENSEE’S breach of any of its representations and warranties made hereunder,

(ii)             LICENSEE’S breach of any of its covenants or obligations hereunder, or

(iii)             LICENSEE’S negligence or willful misconduct.

B.             LICENSOR hereby agrees to indemnify and to hold harmless LICENSEE and any AFFILIATES and their respective officers, directors, shareholders, representatives, agents, employees, successors, and assigns from and against any and all Losses (as defined in Sub-Section 12.2(A)) to the extent such Losses result from:

(i)             LICENSOR’S breach of any of its representations and warranties made hereunder,

(ii)             LICENSOR’S breach of any of its obligations or covenants hereunder, or

(iii)             LICENSOR’S negligence or willful misconduct.

C.            Each Party shall give prompt written notice to the other of any actual or threatened claim that might give rise to a claim for indemnification hereunder.  If the facts giving rise to any indemnification hereunder shall involve any actual or threatened claim or demand by any third party against either Party (the "Indemnitee"), the Indemnitee shall give notice of such fact to the other Party against whom such claim for indemnification is or will be made (the "Indemnitor").  The Indemnitor shall then be entitled (without prejudice to the right of the Indemnitee to participate as its own expense through counsel of its own choosing) to defend at its own expense such claim in the name Indemnitee through any counsel of the Indemnitor’s own choosing, reasonably satisfactory to the Indemnitee, provided that the Indemnitor gives written notice of its intention to do so to the Indemnitee within thirty (30) days after receipt of the aforesaid notice from the Indemnitee.  Whether or not the Indemnitor chooses to so defend any such claim, the Parties shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably required in connection therewith.  No claim shall be settled for which any Indemnitor shall be liable without the written consent of both the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld.

Insurance.

Each Party shall procure and maintain, during the term of this Agreement, public liability, product liability, and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier.  LICENSEE agrees to name the University as an insured party in its insurance policies required hereunder and to use its commercially reasonable best efforts to ensure that its insurance policies required hereunder contain a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students and agents.

ARTICLE XIII - MISCELLANEOUS PROVISIONS

13.1            Amendment and Waiver.

Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the Parties.  The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

13.2            Governing Law and Legal Actions.

This Agreement shall be governed by and construed under the laws of the State of New York and the United States without regard to conflicts of laws provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and reasonable attorneys' fees.

13.3            Headings.

Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

13.4            Notices.

Notices under this Agreement shall be sufficient only if: (i) personally delivered; (ii) delivered by a major commercial rapid delivery courier service; (iii) mailed by certified or registered mail, return receipt requested; or (iv) delivered via confirmed facsimile to the applicable facsimile number designated for each Party on the signature page of this Agreement or as amended by notice pursuant to this Section 13.4.  In the event that notice is given pursuant to sub-sections (i), (ii) or (iii) of this paragraph, in each case such notice shall be given to a Party at its address first set forth herein or as amended by notice pursuant to this subsection.  All notices under this Agreement shall be directed to the attention of the Chief Executive Officer of the receiving Party.  Notice by mail shall be deemed delivered five (5) days after deposit in the U.S. mails, if not received sooner.

13.5     Entire Agreement.

This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the Parties relating to the subject matter of this Agreement and all past dealings or industry custom.

13.6            Severability.

If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.7     Basis of Bargain.

Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are materially bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

13.8            Relationship of Parties.

The Parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.

13.9            Assignment.

This Agreement and the rights and duties appertaining hereto may not be assigned by either Party without first obtaining the written consent of the other.  Any such purported assignment, without the written consent of the other Party, shall be null and of no effect.  Notwithstanding the foregoing, either Party may without consent:  (i) assign this Agreement to a merging or consolidating corporation, or acquirer of substantially all of such Party’s assets or businesses relating to this Agreement and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time,and (ii) assign this Agreement to an AFFILIATE.

13.10            Publicity and Press Releases.

Except to the extent necessary under applicable laws or for ordinary marketing purposes, the Parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval.   If either Party shall desire (or believes it is obligated) to issue a press release announcing this Agreement, the other Party shall reasonably cooperate to ensure a timely release.

13.11   Force Majeure.

No liability or loss of rights hereunder shall result to either Party from delay or failure in performance (other than payment) caused by force majeure, that is, circumstances beyond the reasonable control of the Party affected thereby, including, without limitation, acts of God, fire, flood, war, terrorism, government action, strikes, lockouts or other serious labor disputes.

13.12            Counterparts.

This Agreement may be signed in one or more counterparts, each of which is considered to be an original, and taken together as one and the same document.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by proper persons thereunto duly authorized.

PRESCIENT NEUROPHARMA INC.

By:      /s/ Anthony Giovinazzo

Name:   Anthony Giovinazzo

Title:     President and CEO

Facsimile:    (416) 674-8060

AOI PHARMACEUTICALS, INC.

By:        /s/ Michael S. Weiss

Name:      Michael S. Weiss

Title:        Chairman and Chief Executive Officer

Facsimile:     (212) 531-5961